Spark Energy, Inc. Approves Two-for-One Stock Split
HOUSTON, May 23, 2017 (GLOBE NEWSWIRE) -- Spark Energy, Inc. (NASDAQ: SPKE), a Delaware corporation ("Spark" or the “Company”), announced today its Board of Directors declared a two-for-one stock split of its issued Class A and Class B Common Stock, to be effected in the form of a stock dividend. Shareholders of record at the close of business on June 5, 2017 will be issued one additional share of Common Stock of the Company for each share of Common Stock held by such shareholders on that date. Such additional shares of Common Stock will be distributed on June 16, 2017.
“We believe that this stock split will result in greater market liquidity for our Class A Common Stock across a wider investor base,” said Nathan Kroeker, Spark’s President and Chief Executive Office.
The stock split will not change a shareholder’s proportional ownership in the Company.

About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 19 states and serves 91 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.

Contact: Spark Energy, Inc.
Investors:
Robert Lane, 832-200-3727
Media:
Eric Melchor, 281-833-4151